Exhibit (d)(2)

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (“Agreement”) is entered into as of February 19, 2020 (“Effective Date”) by and between Roche Holdings, Inc., a Delaware corporation having its principal address at 1 DNA Way, South San Francisco, CA 94080 (“Recipient”), and GenMark Diagnostics, Inc., a Delaware corporation having its principal place of business at 5964 La Place Court, Carlsbad, California 92008 (together with its wholly owned subsidiaries, “Discloser”). The parties wish to protect and preserve the confidential and/or proprietary nature of information and materials that may be disclosed or made available to each other in connection with certain discussions, negotiations or dealings between the parties relating to Discloser’s exploration of certain business development and/or strategic initiatives (the “Purpose”). For purposes of this Agreement, references to each of Recipient and Discloser herein shall include the respective subsidiaries, affiliates and other entities controlled, directly or indirectly by Recipient and Discloser, as the case may be; provided, however, with respect to Recipient, the foregoing provision shall exclude Chugai Pharmaceutical Co., Ltd, 1-1 Nihonbashi-Muromachi 2-chome, Chuo-ku, Tokyo, 103-8324 (“Chugai”) unless Recipient opts for such inclusion of Chugai and their respective subsidiaries by giving written notice to Discloser. In consideration of the foregoing and the rights and obligations set forth herein, both parties hereby agree as follows:

1.    PROPRIETARY INFORMATION.

“Proprietary Information” means any and all information and/or material disclosed by the Discloser to the Recipient or obtained by Recipient through inspection or observation of Discloser’s property or facilities (whether in writing, or in oral, graphic, electronic or any other form) that obviously is or is marked as (or provided under circumstances reasonably indicating it is) confidential or proprietary, or if disclosed orally or in other intangible form or in any form that is not so marked, that obviously is or is identified as confidential at the time of such disclosure. Proprietary Information, includes, without limitation, any (a) items set forth on Exhibit A and any other trade secret, know-how, idea, invention, process, technique, algorithm, program (whether in source code or object code form), hardware, device, design, schematic, drawing, formula, data, plan, strategy or forecast, and (b) technical, engineering, manufacturing, product, marketing, servicing, financial, personnel and other information and materials of Discloser and its employees, affiliates, licensors, suppliers, vendors, customers, clients. For the avoidance of doubt, “Proprietary Information” hereunder does not include information and/or material disclosed by the Discloser to the Recipient prior to the Effective Date.

2 .    NON-DISCLOSURE AND LIMITED USE.

Recipient shall hold all Proprietary Information in strict confidence and shall not disclose any Proprietary Information to any third party, other than to its employees and agents who need to know such information and who are bound by restrictions regarding disclosure and use of such information comparable to and no less restrictive than those set forth herein. Recipient shall be responsible to Discloser for any inappropriate disclosure or use by such employees and agents. Recipient shall not use any Proprietary Information for any purpose other than the Purpose. Recipient shall take the same degree of care that it uses to protect its own confidential and proprietary information and materials of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the unauthorized use, disclosure, publication or dissemination of the Proprietary Information. Recipient shall not make any copies of the Proprietary Information except to the extent reasonably necessary to carry out the Purpose, or unless otherwise approved in writing in advance by Discloser. Recipient shall not decompile, disassemble or otherwise reverse engineer any Proprietary Information or any portion thereof, or determine or attempt to determine any source code, algorithms, methods or techniques embodied in any Proprietary Information or any portion thereof. If the parties mutually agree to enter into or continue a business relationship or other arrangement relating to the Purpose and do not enter into a new confidentiality agreement, the terms and conditions set forth herein shall also apply to any information and/or materials related to, or activities undertaken in connection with, carrying out such business relationship or other arrangement, unless otherwise agreed to by the parties in writing. Except as required by law or as reasonably required to assert its rights hereunder, neither party shall disclose the existence or substance of the discussions between the parties or any terms of this Agreement or any related agreement between the parties (or any matters relating thereto), without the prior written consent of the other party.

3.    EXCEPTIONS.

The obligations of this Agreement, including the restrictions on disclosure and use, shall not apply with respect to any Proprietary Information to the extent such Proprietary Information: (a) is or becomes publicly known through no act or omission of Recipient (or of any of its employees or agents); (b) was rightfully known by Recipient before receipt from Discloser, as evidenced by Recipient; (c) becomes rightfully known to Recipient without confidential or proprietary restriction from a source other than Discloser that, to the best of Recipient’s knowledge, does not owe a duty of confidentiality to Discloser with respect to such Proprietary Information; or (d) is independently developed by Recipient without the use of or reference to the Proprietary Information of Discloser, as evidenced by Recipient. In addition, Recipient may use or disclose Proprietary Information to the extent (i) approved in writing by Discloser or (ii) Recipient is legally compelled to disclose such Proprietary Information, provided, however, that prior to any such compelled disclosure, Recipient shall give Discloser reasonable advance notice of any such disclosure, to the extent feasible and permitted by law, and shall cooperate with Discloser in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Proprietary Information. Further, notwithstanding Section 3, each party may disclose the terms and conditions of this Agreement: (A) as required by applicable securities or antitrust laws or stock exchange rules, including, without limitation, requirements to file a copy of this Agreement (redacted to the extent reasonably permitted by applicable law) or to disclose information regarding the provisions hereof or performance hereunder to applicable regulatory authorities; (B) in confidence, to legal counsel; (C) in confidence, to accountants, banks, and financing sources and their advisors; and (D) in connection with the enforcement of this Agreement or any rights hereunder.

4 .    OWNERSHIP.

All Proprietary Information of Discloser (including, without limitation, all copies, extracts and portions thereof) is and shall remain the sole property of Discloser. Recipient does not acquire (by license or otherwise, whether express or implied) any intellectual property rights or other rights under this Agreement or any disclosure hereunder, except the limited right to use such Proprietary Information for the Purpose in accordance with the express provisions of this Agreement. All rights relating to the Proprietary Information that are not expressly granted hereunder to Recipient are reserved and retained by Discloser. Recipient expressly agrees not to file any patent applications that disclose, claim or cover any Proprietary Information of Discloser, or that would restrict Discloser’s full use and enjoyment of Discloser’s Proprietary Information subject to the provisions of article 3 of this Agreement.

5 .    NO WARRANTY.

Except as may be otherwise agreed to in writing after the date hereof, no warranties of any kind, whether express or implied, are given by Discloser with respect to any Proprietary Information or any use thereof, and the Proprietary Information is provided on an “AS IS” basis. Discloser hereby expressly disclaims all such warranties, including any implied warranties of accuracy, completeness, merchantability and fitness for a particular purpose and any warranties arising out of course of performance, course of dealing or usage of trade. It is expressly understood that neither party has any obligation to disclose hereunder any Proprietary Information that it does not wish to disclose.

6 .    TERM, TERMINATION.

This Agreement will terminate one (1) year after the Effective Date, or may be terminated earlier by either party at any time upon written notice to the other party. The receiving party’s obligations under this Agreement will survive termination or expiration of this Agreement for a period of three (3) years after the termination or expiration hereof. Neither party shall have any obligation to disclose any Proprietary Information or to continue discussions relating to, or to enter into or continue any arrangement or agreement relating to, the Purpose or any other matter, except as agreed in writing by the parties.

7.    REMEDIES.

Recipient agrees that, due to the unique nature of the Proprietary Information, the unauthorized disclosure or use of the Proprietary Information of Discloser will cause irreparable harm and significant injury to Discloser, the extent of which will be difficult to ascertain and for which there will be no adequate remedy at law. Accordingly, Recipient agrees that Discloser shall, in addition to any other available remedies, have the right to an immediate injunction and other equitable relief enjoining any breach or threatened breach of this Agreement without the necessity of posting any bond or other security. Recipient shall notify Discloser in writing immediately upon Recipient’s becoming aware of any such breach or threatened breach.

S .    RETURN OF MATERIALS.

Upon Discloser’s request, (a) Recipient shall promptly destroy all materials (to the extent reasonably practicable in case of electronic files) containing or constituting Proprietary Information of Discloser, including any copies and extracts thereof, and (b) Recipient shall not use such Proprietary Information in any way for any purpose.

9.    MISCELLANEOUS.

This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, between the parties relating to the subject matter hereof. No amendment, modification or waiver of any provision of this Agreement shall be effective unless in writing and signed by duly authorized signatories of both parties. The waiver by either party of a default under any provision of this Agreement shall not be construed as a waiver of any subsequent default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, USA, without reference to its conflicts of laws provisions. Should legal action arise concerning this Agreement, the prevailing party shall be entitled to recover all reasonable attorneys’ fees and related costs, in addition to any other relief which may be awarded by any court or other tribunal of competent jurisdiction. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be invalid or unenforceable, the remaining portions hereof shall remain in full force and effect and such provision shall be enforced to the maximum extent possible so as to effect the intent of the parties and shall be reformed to the extent necessary to make such provision valid and enforceable. The parties are independent contractors, and neither party shall have any authority of any kind to bind the other party in any respect whatsoever. Each party shall comply with all applicable laws and regulations in connection with any acts or omissions under or relating to this Agreement,.

GenMark Diagnostics, Inc.		Roche Holdings, Inc.

Signature:	/s/ Eric Stier	Signature:	/s/ Bruce Resnick
Name:	Eric Stier	Name:	Bruce Resnick
Title:	SVP & General Counsel	Title:	Vice President

EXHIBIT A

ITEMS OF PROPRIETARY INFORMATION

Items of Proprietary Information:

Without limitation of the definition of “Proprietary Information” set forth in Section 1 of the Agreement, Proprietary

Information of GenMark (as Discloser) includes, without limitation, the following:

GenMark:

a.

GenMark eSensor technology (system, assays, software and hardware), products and strategy, supply chain, manufacturing, intellectual property, and all device master record and design history file associated documents.

b.

Details around the GenMark ePlex program including, though not limited to schedule, milestones, tasks, technologies, partners, intellectual property, development efforts, customers and market strategy (domestic and international).

c.	FDA discussions, correspondence or regulatory strategy on any GenMark system.

d.	GenMark’s consideration of various business development activities and strategic opportunities.

AMENDMENT NUMBER ONE TO

CONFIDENTIALITY AGREEMENT

Amendment Effective Date: February 1, 2021

THIS AMENDMENT NUMBER ONE TO CONFIDENTIALITY AGREEMENT (this “Amendment”) is between GENMARK DIAGNOSTICS, INC., a Delaware corporation and its successors or assignees (“Discloser”), and ROCHE HOLDINGS, INC. (“Recipient”).

RECITALS

WHEREAS, Discloser and Recipient entered into that certain Confidentiality Agreement effective as of February 19, 2020 (the “Agreement”); and

WHEREAS, Discloser and Recipient desire to amend the Agreement pursuant to the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	The first sentence of Section 6 of the Agreement is hereby deleted and replaced with the following:

“This Agreement will terminate two (2) years after the Effective Date, or may be terminated earlier by either party at any time upon written notice to the other party.”

2.	Except as expressly modified hereby, all of the terms and conditions of the Agreement shall continue to apply and shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties have entered this Amendment as of the Amendment Effective Date.

GENMARK DIAGNOSTICS, INC.		ROCHE HOLDINGS, INC.

By:	/s/ Eric Stier	By:	/s/ Bruce Resnick
Name:	Eric Stier	Name:	Bruce Resnick
Title:	SVP & General Counsel	Title:	Vice President